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                                                                   EXHIBIT 99.2



                                January 21, 1998



HarCor Energy, Inc.
Five Post Oak Park
4400 Post Oak Parkway, Suite 2220
Houston, Texas 77027

Ladies and Gentlemen:

         HarCor Energy, Inc. ("HarCor") and Seneca Resources Corporation ("Seneca"), including any affiliate substituted by Seneca as provided in paragraph 2.7 below, will evidence (i) our mutual intention, as set forth in
Section I of this letter, with respect to the proposed acquisition of all of the issued and outstanding capital stock of HarCor (the "Proposed Transaction"), all as proposed in Section I below, and (ii) certain binding agreements, as set forth in Section II of this letter, relating to the Proposed Transaction.

         The matters set forth in Section I of this letter constitute an expression of our mutual intention only and do not constitute a binding agreement among the parties with respect to the Proposed Transaction or otherwise. Any such binding agreement would only arise as a result of the negotiations, execution and delivery of a written definitive agreement as contemplated hereby having terms and conditions satisfactory to the parties to such agreement. No party hereto may bring any claim or action against any other party hereto as a result of a failure to agree on or enter into any definitive agreement as contemplated in Section I hereof, even if all conditions set forth therein are satisfied. The matters set forth in Section II of this letter, however, constitute binding agreements among the parties, for which the receipt of adequate consideration is hereby acknowledged.

                                   SECTION I
                              PROPOSED TRANSACTION

         1.1 Agreement. Seneca and HarCor will enter into negotiations with a view to executing by the earliest practicable date, an agreement (the "Agreement") providing for the merger of HarCor with Seneca or a subsidiary thereof. The Agreement will contain such terms, provisions and conditions as are usual and customary in transactions of this nature, including, without limitation, representations and warranties. Without limiting the foregoing, the following shall be included in the Agreement.

                 (a) Purchase Price. The Agreement shall provide that each outstanding share of capital stock of HarCor ("HarCor Stock") will be converted into the right to receive $2.00 in cash from Seneca, resulting in a total purchase price for all the HarCor Stock of $32,536,000.
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                 (b)      Audit.  The closing (the "Closing") of the Agreement
         will be contingent upon, among other things, the completion and delivery to Seneca of an audit of the Company's financial statements for the fiscal year ended December 31, 1997, to be performed by the accounting firm of Arthur Andersen LLP, which reveals no material adverse information not previously disclosed in writing to Seneca, or a material variance from the written or printed disclosures furnished by HarCor or its representatives and used by Seneca in its economic models.

                 (c) Closing. The Closing shall take place as soon as practicable after the satisfaction or waiver of all Closing conditions set forth in the Agreement, but no later than a time to be set in the Agreement.

                 (d) Debt and Burdens. The Proposed Transaction is based on the information set forth on Attachment I as of the dates indicated and the recently announced $13.2 million in immediately available funds from the sale of HarCor's non-California assets. HarCor, its subsidiaries and their respective properties shall be free of debt and other financial obligations at the time of Closing except for the (i) items set forth in Attachment I and (ii) the obligation to pay fees and expenses of Dillon, Read & Co. Inc. and other investment banking firms in connection with the Proposed Transaction, which will not exceed $1.28 million, based upon a purchase price of $2.00 per share and a total enterprise value of HarCor based upon HarCor's net debt at November 1, 1997. There shall be no additional HarCor equity securities outstanding, or securities convertible into equity securities of HarCor, other than 16,268,000 shares of HarCor common stock.

                 (e) Employees. There shall be no obligations and liabilities to current and former employees of HarCor or its subsidiaries, including, but not limited to, obligations and liabilities related to termination of employment, benefit plans, pensions, unemployment benefits and insurance plans exceeding the $2.3 million obligations (which are part of and not in addition to the $74.0 million set out on Attachment I.

                 (f) No Material Adverse Changes. Prior to the Closing, there shall have been no material adverse change in the business, assets, or prospects of HarCor, and the business of HarCor shall have been conducted in the ordinary course. Seneca shall have the opportunity to review to its satisfaction the final purchase and sale agreement covering HarCor's sale of the non-California assets.

                 (g) Litigation and Contingencies. There shall be no pending or threatened litigation or other proceedings or contingencies pursuant to contract or otherwise that Seneca would reasonably determine to be material and adverse, relating to HarCor, its subsidiaries and their respective properties and assets, or the acquisition of HarCor Stock.

                 (h) Approvals. All notices to and consents of third parties, including governmental agencies, that may be required in connection with the Proposed Transaction shall have been given or obtained, including, without limitation, any notice, clearance, consent, or approval required under the Hart-Scott-Rodino Antitrust Improvements Act, any





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         applicable federal or state securities or environmental laws and requisite approval of HarCor's stockholders.

         1.2 Operator. The Closing shall be contingent upon Seneca being assured to its satisfaction that HarCor's California properties will be operated in a satisfactory manner.

                                   SECTION II
                               BINDING AGREEMENTS

         2.1 Access and Cooperation. HarCor shall afford Seneca's employees, auditors, legal counsel and other authorized representatives all reasonable opportunity and access during normal business hours and such other reasonable hours as Seneca requests to inspect, investigate and audit the assets, liabilities, contracts, operations, and business of HarCor. From the date hereof until the later of February 27, 1998 or five days after the delivery to Seneca of the audit referred to in Section 1.1(b) (the "Subject Period") representatives of HarCor shall continue to meet with representatives of Seneca to discuss such matters relative to the Proposed Transaction as Seneca may reasonably request.

         2.2 Good Faith. Seneca and HarCor shall negotiate in good faith to arrive at a mutually acceptable definitive agreement.

         2.3 Exclusive Dealing. During the Subject Period, HarCor shall not, directly or indirectly, through any officer, director, agent, representative, advisor or otherwise, (i) solicit, initiate, or encourage the submission or communication of inquiries, proposals, or offers from any potential buyer (a "Third Party Inquiry"), other than Seneca, relating to the disposition of the assets or securities of HarCor, or any part thereof (other than sales of oil and gas pursuant to existing contracts and sales in the ordinary course of business consistent with current practice with any new contract terms not to exceed 30 days and the sale of the non-California assets pursuant to the existing contract therefor), or (ii) subject to fiduciary obligations under applicable law as advised by counsel, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the disposition of the assets or any securities of HarCor or any part thereof. Seneca shall be promptly advised by HarCor upon its receipt of any Third Party Inquiry and HarCor shall furnish Seneca a written description of the material terms and conditions thereof.

         2.4 Termination. If the Agreement has not been executed by the parties prior to the expiration of the Subject Period, this letter shall terminate in its entirety without any further notice being necessary; provided, however, that such termination shall not impair or otherwise affect the rights or remedies of the parties for any breach of any obligation set forth in
Section II of this letter.

         2.5 Representations and Warranties. The parties hereto hereby represent and warrant to each other that this letter (i) has been validly executed and delivered, (ii) has been duly authorized by all corporate action necessary for the authorization thereof, and (iii) with respect to the matters set forth in Section II only, constitutes a binding and enforceable obligation of such party, enforceable in accordance with its terms.





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         2.6     Costs.  Seneca and HarCor shall each be solely responsible for and bear all of its own respective costs and expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing the Proposed Transaction contemplated hereby; provided, however, that if the parties do not enter into and consummate the Agreement contemplated herein as a result of HarCor terminating negotiations hereunder because of its receipt of a superior offer for all the stock or assets of HarCor prior to or within 45 days of the end of the Subject Period, and if HarCor shall enter into or adopt any agreement or plan within one year of the date hereof, with respect to (i) any merger, consolidation or other business combination with such offeror or (ii) any recapitalization or similar transaction, in each case involving HarCor and such offeror which is ultimately consummated and pursuant to which the stockholders of HarCor receive consideration having a value (including, without limitation, any tax benefits) greater than that proposed hereunder, then HarCor shall pay to Seneca, as liquidated damages, $1 million in cash upon consummation of such transaction.

         2.7 Substitution of Seneca. HarCor understands that, in the future, Seneca may wish to designate one or more affiliates to be parties under the Agreement. Accordingly, on notice from Seneca, one or more affiliates designated in that notice will be substituted under this letter. Despite any such substitution, however, Seneca shall continue to be liable for the performance of all obligations of Seneca under this letter, and the Agreement.

         2.8 Public Announcements. No party hereto shall or shall permit any of its subsidiaries to (and each party shall use commercially reasonable efforts to cause its affiliates, directors, officers, employees, agents or representatives not to) issue any press release or make any public statement concerning this agreement or any of the transactions contemplated hereby, without the prior written consent of the other party hereto; provided, however, that a party may, without the prior written consent of the other party hereto, issue such a press release or make such a public statement to the extent required by applicable law or any listing agreement with a national securities exchange by which such party is bound if it has used commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         2.9 ARBITRATION. THE PARTIES HERETO AGREE THAT ANY DISPUTE THAT ARISES WITH RESPECT TO THIS AGREEMENT SHALL BE ARBITRATED IN ACCORDANCE WITH THE TEXAS GENERAL ARBITRATION ACT ("ACT") AND THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION ("RULES") AND THAT THE DECISION OF THE ARBITRATOR RENDERED PURSUANT TO THE ACT AND RULES SHALL BE BINDING UPON THE PARTIES AND MAY BE ENFORCED IN ANY COURT OF COMPETENT JURISDICTION. ANY ARBITRATION PROCEEDINGS PURSUANT TO THIS AGREEMENT SHALL BE HELD IN HOUSTON, HARRIS COUNTY, TEXAS. THE ARBITRATOR SHALL NOT AWARD INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES, NOR MULTIPLE DAMAGES IN SETTLEMENT OF ANY DISPUTE.

         2.10 Complete Agreement, Notices. This letter constitutes the entire agreement of the parties relating to the transactions contemplated by this letter and supersedes all prior understandings or agreements with respect to those matters, whether oral or written. All notices, requests, or consents provided for or permitted to be given under this letter must be in writing and are effective





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on actual receipt by the intended recipient at the address or facsimile number for the recipient listed elsewhere in this letter or such other address as that recipient may specify by notice to the other parties. Except as provided in paragraph 2.7 above, a party's rights and obligations under this letter are assignable only with the prior written consent of the other parties and any attempted assignment without such consent is void.

         If this letter correctly reflects our understanding, please sign all originals and return one fully executed copy to the undersigned, retaining the others in your respective files.

                                       Very truly yours,

                                       SENECA RESOURCES CORPORATION



                                       By: /s/   JAMES A. BECK
                                           ------------------------------------
                                       Name:     James A. Beck
                                       Title:    President
                                       Facsimile (for notices):  (713) 654-2659


ACCEPTED AND AGREED TO
as of the date first above written.

HARCOR ENERGY, INC.


By: /s/  MARK G. HARRINGTON
----------------------------------------
Name:    Mark G. Harrington
Title:   Chairman of the Board and
         Chief Executive Officer
Facsimile (for notices):  (713) 961-9773





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                                  ATTACHMENT I


HARCOR DEBT AND FINANCIAL OBLIGATIONS
                        AT 11/1/97                             ($ MILLIONS)
-----------------------------------------------------        ----------------

ING Debt                                                                $5.3

14 7/8% Senior Secured Debt                                             53.7

Optional Note Defeasance costs (@1.23)                                  12.5

Employee Severance obligations                                           2.3

Accrued Interest on Sr. Secured Debt (4 months)                          2.7
                                                                        ----

        Total Obligations                                              $76.5
                                                                       =====
Less:

        Cash (9/30/97)                                                 ($2.5)
                                                                        ----

Net Debt                                                               $74.0
                                                                       =====





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